Exhibit 99.1

Investor Contact: Megan L. McPhail 314-309-6563 Megan.McPhail@SpireEnergy.com Media Contact: Jason Merrill 314-342-3300 Jason.Merrill@SpireEnergy.com

For Immediate Release

Spire reports FY26 third quarter results

ST. LOUIS (August 5, 2026) – Spire Inc. (NYSE: SR) today reported results for its fiscal 2026 third quarter ended June 30. Highlights include:

•
Completed divestitures of Spire Marketing and Spire Storage businesses
•
Net loss from continuing operations of $42.6 million, or $(0.72) per diluted share, compared to a net loss of $13.3 million, or $(0.29) per share, a year ago
•
Adjusted loss* from continuing operations of $15.7 million, or $(0.26) per share, compared to a loss of $13.3 million, or $(0.29) per share a year ago
•
Reaffirmed fiscal 2026 adjusted earnings guidance from continuing operations of $3.90–$4.10
•
Reaffirmed fiscal 2027 adjusted earnings guidance range of $5.40–$5.60
•
Reaffirmed long-term adjusted earnings growth target of 5-7%

Following the divestitures of the Spire Marketing and Spire Storage businesses, results and guidance discussed in this release reflect continuing operations for the gas utilities, excluding Spire Tennessee, unless otherwise noted. Results for the quarter reflect solid performance across the utilities supported by new rates, infrastructure investment and disciplined cost management. Gas Utility earnings improved year-over-year, driven by new rates, higher Spire Alabama usage, net of weather mitigation, and favorable Cost Control Mechanism (CCM) performance.

“Our third quarter results demonstrate the benefits of our focused utility strategy and the meaningful progress we've made in transforming Spire into a simpler, fully regulated business,” said Scott Doyle, president and chief executive officer of Spire. “With our portfolio optimization largely complete, we are well positioned to execute on our strategic priorities. The strength of our results enables us to reaffirm our fiscal 2026 and 2027 earnings guidance as we remain focused on safely delivering reliable service for our customers, investing in infrastructure and creating sustainable long-term value for our shareholders.”

Third Quarter Results	Three Months Ended June 30,
	(Millions)		(Per Diluted Common Share)
	2026	2025	2026	2025
Adjusted Earnings* (Loss) by Segment
Gas Utility Segment	$(3.2)	$(10.0)
Other	(12.5)	(3.3)
Total	$(15.7)	$(13.3)	$(0.26)	$(0.29)
Adjustments, pre-tax:
Acquisition activities[1]	(36.0)	—	(0.61)	—
Impairment	(1.5)	—	(0.03)	—
Income tax effect of adjustments	10.6	—	0.18	—
Net Income (Loss)	$(42.6)	$(13.3)	$(0.72)	$(0.29)
Weighted Average Diluted Shares Outstanding	59.1	59.1

*Non-GAAP, see “Adjusted Earnings and Reconciliation to GAAP.”

(1) Includes transaction, transition and financing costs for the Piedmont Tennessee Transaction.

Adjusted earnings exclude from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities, and the largely non-cash impacts of other non-recurring or unusual items such as impairments and certain regulatory, legislative, or GAAP standard-setting actions.

Continuing operations

For the third fiscal quarter of 2026, Spire reported a consolidated net loss from continuing operations of $42.6 million, $(0.72) per diluted share, compared to a prior-year net loss of $13.3 million, or $(0.29) per diluted share. Adjusted earnings from continuing operations reflected a loss of $15.7 million, or $(0.26) per share, compared to a loss of $13.3 million, or $(0.29) per share last year.

Gas Utility

Gas Utility reported a loss on an adjusted earnings basis of $3.2 million, compared to a loss of $10.0 million in the prior year, reflecting improvement at both Spire Missouri and Spire Alabama.

Contribution margin increased $30.6 million, driven primarily by new Spire Missouri rates effective October 2025, higher Missouri Infrastructure System Replacement Surcharge (ISRS) revenues, and Spire Alabama rates under the Rate Stabilization and Equalization (RSE) mechanism that were effective December 2025. Margin also benefited from higher Spire Alabama usage, net of weather mitigation, and favorable CCM performance. Favorable off-system sales at Spire Missouri and Spire Alabama also benefited earnings.

Operation and maintenance expense was $3.8 million higher in the quarter compared to prior year. After adjusting for the impact of a pension reclass and bad debt expense, operation and maintenance expense increased $0.4 million, reflecting higher non-payroll expenses partially offset by a reduction in employee-related costs.

Depreciation expense increased $11.8 million year over year, driven by capital investment and updated depreciation schedules implemented under Spire Missouri’s new rates. Taxes other than income taxes increased $4.0 million primarily reflecting revised property tax amortization included in new rates at Spire Missouri. Interest expense increased $2.4 million due to higher long-term debt balances, partially offset by lower long-term and short-term rates.

Other

Spire’s other activities reported an adjusted loss from continuing operations of $12.5 million versus an adjusted loss of $3.3 million in the prior year. The variance in earnings is primarily due to higher corporate costs and interest expense.

Discontinued operations

Spire’s earnings from discontinued operations was $253.8 million during the third fiscal quarter, which includes an after-tax gain on sale of $254.6 million.

Year-to-Date Results	Nine Months Ended June 30,
	(Millions)		(Per Diluted Common Share)
	2026	2025	2026	2025
Adjusted Earnings (Loss)* by Segment
Gas Utility Segment	$335.5	$263.0
Other	(33.7)	(14.9)
Total	$301.8	$248.1	$5.01	$4.05
Adjustments, pre-tax:
Acquisition activities[1]	(74.8)	—	(1.27)	—
Impairment	(5.4)	—	(0.09)	—
Gain on sale of subsidiary	28.9	—	0.49	—
Income tax effect of adjustments	12.3	—	0.21	—
Preferred share redemption costs			(0.14)
Net Income	$262.8	$248.1	$4.21	$4.05
Weighted Average Diluted Shares Outstanding	59.2	58.5

*Non-GAAP, see “Adjusted Earnings and Reconciliation to GAAP.”

(1) Includes transaction, transition and financing costs for the Piedmont Tennessee Transaction.

Continuing operations

For the first nine months of fiscal 2026, Spire reported consolidated net income of $262.8 million ($4.21 per diluted share) compared to prior-year net income of $248.1 million ($4.05 per diluted share). Adjusted earnings were $301.8 million ($5.01 per share) compared to $248.1 million ($4.05 per share) last year.

Gas Utility results reflect strong performance across all utilities. Earnings increased primarily due to new Spire Missouri rates effective in October 2025, higher Spire Missouri ISRS revenues and Spire Alabama rates under the RSE mechanism effective December 2025. Earnings also benefited from favorable CCM performance in Spire Alabama and increased off-system sales in both Spire Missouri and Spire Alabama. Usage, net of weather mitigation, was higher in Spire Alabama but lower in Spire Missouri.

Operation and maintenance expense increased $7.7 million; however, after adjusting for the impact of a pension reclass and bad debt expense, O&M was essentially flat year over year. These benefits were partially offset by higher depreciation costs, increased taxes other than income taxes, higher interest expense and a Spire Alabama customer refund provision.

Spire’s other activities reflect higher corporates costs and interest expense in the current year.

Discontinued operations

Spire’s earnings from discontinued operations was $325.6 million during the first nine months of fiscal 2026, which includes an after-tax gain on sale of $254.6 million.

Guidance and Outlook

Spire continues to expect fiscal 2026 adjusted earnings from continuing operations to be in the range of $3.90–$4.10 per share, reflecting year-to-date results as well as the classification of Spire Marketing and Spire Storage as discontinued operations. This guidance excludes Spire Tennessee results.

Spire continues to expect fiscal 2027 adjusted EPS to be in the range of $5.40–$5.60 from our ongoing businesses, which reflects a full year of earnings contributions from Spire Tennessee.

Our 10-year $11.2 billion capital investment target through fiscal 2035 is driven by investment in infrastructure and new business. This plan supports Spire’s long-term adjusted earnings per share growth of 5-7% using the original fiscal 2027 adjusted EPS guidance midpoint of $5.75 as a base. Expected total capital expenditures for continuing operations in fiscal 2026 is $797 million.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2026 third quarter financial results. To access the call, please dial the applicable number approximately 5–10 minutes in advance.

Date and Time:	Wednesday, August 5
8 a.m. CT (9 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The webcast can be accessed at Investors.SpireEnergy.com under Events & Presentations. A replay of the call will be available until August 12, 2026, by dialing 855-669-9658 (U.S. and Canada), or 412-317-0088 (international). The replay access code is 1744375.

About Spire

At Spire (NYSE: SR), our vision is to deliver a stronger energy future as an industry-leading natural gas provider. We safely and reliably serve the natural gas needs of close to 2 million homes and businesses through gas utilities in Alabama, Mississippi, Missouri and Tennessee, making us one of the largest publicly traded natural gas companies in the country. We are committed to transforming our business through growing organically, investing in infrastructure and driving continuous improvement. Learn more at SpireEnergy.com.

Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including statements regarding our expectations, plans and objectives for future performance, future operating results, earnings guidance, capital investment plans, and the expected timing and benefits of, and risks associated with, acquisitions, dispositions and related integration and transition activities (including the acquisition of the Piedmont Natural Gas Tennessee business, the sale of Spire Marketing and the announced sales of Spire Storage and Spire Mississippi), are forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “expects,” “projects,” “anticipates,” “intends,” “targets,” “plans,” “forecasts,” “may,” “likely,” “would,” “should,” “anticipated” and similar expressions. Although the forward-looking statements contained in this news release are based on estimates and assumptions that management believes are reasonable, various uncertainties and risk factors may cause future performance or results to be different than those anticipated, including, among other things, weather conditions and catastrophic events; economic factors; the competitive environment; governmental and regulatory policy and action; the satisfaction of conditions to, and the timing and completion of, the announced dispositions (including receipt of required regulatory approvals); our ability to realize anticipated benefits from completed and announced transactions; transaction costs and potential disruption from completed and announced transactions; and our ability to retain and hire key personnel. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. Such forward-looking statements are made based on information available as of the date of this document, and Spire undertakes no obligation to revise or update such statements to reflect subsequent events or circumstances, except as otherwise required by securities and other applicable laws.

This news release includes the non-GAAP financial measures of “adjusted earnings,” “adjusted earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Adjusted earnings exclude from net income, to the extent incurred in a given period, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of impairments, and the impacts of certain regulatory, legislative, or GAAP standard-setting actions. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended June 30,		Nine Months Ended June 30,
	2026	2025	2026	2025
Operating Revenues	$420.2	$352.5	$2,138.9	$1,946.9
Operating Expenses:
Natural gas	101.2	95.5	770.3	763.5
Operation and maintenance	148.3	119.6	432.5	365.3
Depreciation and amortization	95.2	72.8	257.4	216.1
Taxes, other than income taxes	52.1	42.5	189.9	167.1
Total Operating Expenses	396.8	330.4	1,650.1	1,512.0
Operating Income	23.4	22.1	488.8	434.9
Interest Expense, Net	(85.6)	(47.9)	(206.2)	(139.4)
Other Income, Net	5.8	4.6	15.5	8.2
Impairment	(1.5)	—	(5.4)	—
Gain on Sale of Subsidiary	—	—	28.9	—
(Loss) Income From Continuing Operations Before Income Taxes	(57.9)	(21.2)	321.6	303.7
Income Tax (Benefit) Expense	(15.3)	(7.9)	58.8	55.6
Net (Loss) Income From Continuing Operations	(42.6)	(13.3)	262.8	248.1
Net Income From Discontinued Operations, net of tax	253.8	34.2	325.6	63.4
Net Income	211.2	20.9	588.4	311.5
Provision for preferred dividends	—	3.7	5.2	11.1
Income allocated to participating securities	0.3	—	0.8	0.4
Preferred share redemption costs	—	—	8.0	—
Net Income Available to Common Shareholders	$210.9	$17.2	$574.4	$300.0

Weighted Average Number of Shares Outstanding:
Basic	59.0	58.9	59.0	58.3
Diluted	59.1	59.1	59.2	58.5

Basic (Loss) Earnings Per Common Share - Continuing Operations	$(0.72)	$(0.29)	$4.22	$4.06
Diluted (Loss) Earnings Per Common Share - Continuing Operations	$(0.72)	$(0.29)	$4.21	$4.05

Basic Earnings Per Common Share - Discontinued Operations	$4.29	$0.58	$5.51	$1.08
Diluted Earnings Per Common Share - Discontinued Operations	$4.29	$0.58	$5.49	$1.08

Basic Earnings Per Common Share	$3.57	$0.29	$9.73	$5.14
Diluted Earnings Per Common Share	$3.57	$0.29	$9.70	$5.13
Dividends Declared Per Common Share	$0.825	$0.785	$2.475	$2.355

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	June 30,	September 30,	June 30,
	2026	2025	2025
ASSETS
Utility Plant	$12,032.6	$9,330.4	$9,232.8
Less: Accumulated depreciation and amortization	3,107.9	2,577.4	2,571.8
Net Utility Plant	8,924.7	6,753.0	6,661.0
Non-utility Property	553.4	568.1	572.3
Other Investments	131.8	126.6	124.1
Total Other Property and Investments	685.2	694.7	696.4
Current Assets:
Cash and cash equivalents	20.7	5.7	13.1
Accounts receivable, net	245.5	210.3	240.3
Inventories	209.7	248.4	188.1
Other	232.6	160.8	138.7
Assets held for sale	81.4	182.7	199.9
Total Current Assets	789.9	807.9	780.1

Deferred Charges and Other Assets	3,691.6	2,873.8	2,812.7
Assets held for sale	—	445.9	446.1
Total Assets	$14,091.4	$11,575.3	$11,396.3

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$-	$242.0	$242.0
Common stock and paid-in capital	2,044.0	2,040.4	2,038.2
Retained earnings	1,515.9	1,087.6	1,179.5
Accumulated other comprehensive income	23.1	19.4	20.5
Total Shareholders' Equity	3,583.0	3,389.4	3,480.2
Temporary equity	4.4	6.1	5.2
Long-term debt (less current portion)	5,758.0	3,369.4	3,498.4
Total Capitalization	9,345.4	6,764.9	6,983.8
Current Liabilities:
Current portion of long-term debt	238.1	487.5	392.5
Notes payable	1,263.5	1,317.0	1,009.5
Accounts payable	194.4	156.3	140.2
Accrued liabilities and other	428.6	463.5	411.9
Liabilities associated with assets held for sale	7.9	124.2	132.4
Total Current Liabilities	2,132.5	2,548.5	2,086.5
Deferred Credits and Other Liabilities:
Deferred income taxes	1,054.6	887.4	900.5
Pension and postretirement benefit costs	43.1	74.7	105.0
Asset retirement obligations	596.9	577.7	593.0
Regulatory liabilities	777.6	578.0	582.0
Other	141.3	136.7	138.4
Liabilities associated with assets held for sale	—	7.4	7.1
Total Deferred Credits and Other Liabilities	2,613.5	2,261.9	2,326.0
Total Capitalization and Liabilities	$14,091.4	$11,575.3	$11,396.3

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Nine Months Ended June 30,
	2026	2025
Operating Activities:
Net Income	$588.4	$311.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	264.2	221.7
Deferred income taxes and investment tax credits	156.0	73.5
Gain on sale of discontinued operations	(329.4)	—
Changes in assets and liabilities	67.0	(30.0)
Other	(132.6)	6.2
Net cash provided by operating activities	613.6	582.9

Investing Activities:
Capital expenditures	(608.4)	(699.7)
Business acquisitions, net of cash acquired	(2,500.8)	—
Proceeds from sale of discontinued operations	819.9	—
Other	20.4	3.0
Net cash used in investing activities	(2,268.9)	(696.7)

Financing Activities:
Issuance of long-term debt	2,488.1	150.0
Repayment of long-term debt	(357.5)	(7.0)
Redemption of preferred shares	(242.0)	—
Preferred share redemption cost	(8.0)	—
Issuance of delayed draw term loan	800.0	—
Repayment of delayed draw term loan	(800.0)	—
(Repayment) issuance of short-term debt, net	(53.5)	62.5
Issuance of common stock	—	76.0
Dividends paid on common stock	(144.8)	(135.8)
Dividends paid on preferred stock	(7.4)	(11.1)
Other	(1.8)	(7.6)
Net cash provided by financing activities	1,673.1	127.0

Net Increase in Cash, Cash Equivalents, and Restricted Cash	17.8	13.2
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	41.2	34.9
Cash, Cash Equivalents, and Restricted Cash at End of Period	$59.0	$48.1

Adjusted Earnings and Reconciliation to GAAP

Continuing Operations

(In Millions, except per share amounts)	Gas Utility Segment	Other	Total	Per Diluted Common Share (2)
Three Months Ended June 30, 2026
Net Loss [GAAP]	$(11.1)	$(31.5)	$(42.6)	$(0.72)
Adjustments, pre-tax:
Acquisition activities(1)	9.5	26.5	36.0	0.61
Impairment	1.5	—	1.5	0.03
Income tax effect of adjustments (2)	(3.1)	(7.5)	(10.6)	(0.18)
Adjusted Loss [Non-GAAP]	$(3.2)	$(12.5)	$(15.7)	$(0.26)

Three Months Ended June 30, 2025
Net Loss [GAAP] and Adjusted Loss [Non-GAAP]	$(10.0)	$(3.3)	$(13.3)	$(0.29)

	Gas Utility Segment	Other	Total	Per Diluted Common Share (2)
Nine Months Ended June 30, 2026
Net Income (Loss) [GAAP]	$324.6	$(61.8)	$262.8	$4.21
Adjustments, pre-tax:
Acquisition activities(1)	9.5	65.3	74.8	1.27
Impairment	5.4	—	5.4	0.09
Gain on sale of subsidiary	—	(28.9)	(28.9)	(0.49)
Income tax effect of adjustments (2)	(4.0)	(8.3)	(12.3)	(0.21)
Preferred share redemption costs(3)				0.14
Adjusted Earnings (Loss) [Non-GAAP]	$335.5	$(33.7)	$301.8	$5.01

Nine Months Ended June 30, 2025
Net Income (Loss) [GAAP] and Adjusted Earnings (Loss) [Non-GAAP]	$263.0	$(14.9)	$248.1	$4.05

(1) Includes transaction, transition and financing costs for the Piedmont Tennessee Transaction.

(2) Income tax adjustments include amounts calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.

(3) Adjusted earnings per share is calculated by replacing consolidated net income with consolidated adjusted earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares and in quarter two of 2026, excludes the impact of the February 2026 cost of redemption of Spire’s 5.9% Series A Preferred Stock, including related depositary shares.

Contribution Margin and Reconciliation to GAAP

Continuing Operations

(In Millions)	Gas Utility Segment	Other	Elimi- nations	Consoli- dated
Three Months Ended June 30, 2026
Operating Income (Loss) [GAAP]	$27.3	$(3.9)	$—	$23.4
Operation and maintenance	134.8	18.3	(4.8)	148.3
Depreciation and amortization	92.3	2.9	—	95.2
Taxes, other than income taxes	51.3	0.8	—	52.1
Less: Gross receipts tax expense	(21.0)	—	—	(21.0)
Contribution Margin [Non-GAAP]	284.7	18.1	(4.8)	298.0
Natural gas costs	110.4	5.3	(14.5)	101.2
Gross receipts tax expense	21.0	—	—	21.0
Operating Revenues	$416.1	$23.4	$(19.3)	$420.2

Three Months Ended June 30, 2025
Operating Income [GAAP]	$16.7	$5.4	$—	$22.1
Operation and maintenance	114.1	10.1	(4.6)	119.6
Depreciation and amortization	70.0	2.8	—	72.8
Taxes, other than income taxes	41.8	0.8	(0.1)	42.5
Less: Gross receipts tax expense	(19.6)	(0.2)	0.2	(19.6)
Contribution Margin [Non-GAAP]	223.0	18.9	(4.5)	237.4
Natural gas costs	104.9	5.2	(14.6)	95.5
Gross receipts tax expense	19.6	0.2	(0.2)	19.6
Operating Revenues	$347.5	$24.3	$(19.3)	$352.5

Nine Months Ended June 30, 2026
Operating Income (Loss) [GAAP]	$514.0	$(25.2)	$—	$488.8
Operation and maintenance expenses	376.5	70.0	(14.0)	432.5
Depreciation and amortization	248.7	8.7	—	257.4
Taxes, other than income taxes	187.6	2.3	—	189.9
Less: Gross receipts tax expense	(107.2)	—	—	(107.2)
Contribution Margin [Non-GAAP]	1,219.6	55.8	(14.0)	1,261.4
Natural gas costs	797.5	7.6	(34.8)	770.3
Gross receipts tax expense	107.2	—	—	107.2
Operating Revenues	$2,124.3	$63.4	$(48.8)	$2,138.9

Nine Months Ended June 30, 2025
Operating Income [GAAP]	$416.5	$18.4	$—	$434.9
Operation and maintenance expenses	351.9	26.8	(13.4)	365.3
Depreciation and amortization	207.6	8.5	—	216.1
Taxes, other than income taxes	164.9	2.3	(0.1)	167.1
Less: Gross receipts tax expense	(101.4)	(0.2)	0.2	(101.4)
Contribution Margin [Non-GAAP]	1,039.5	55.8	(13.3)	1,082.0
Natural gas costs	790.3	7.7	(34.5)	763.5
Gross receipts tax expense	101.4	0.2	(0.2)	101.4
Operating Revenues	$1,931.2	$63.7	$(48.0)	$1,946.9